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                                                                      EXHIBIT 12

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS (1)

     The ratio of earnings to combined fixed charges and preferred stock dividends are as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                          -------------------------------------
                                                          1998    1997    1996    1995    1994
                                                          ----    ----    ----    ----    ----
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends (1).........................  2.04X   2.48X   2.66X   2.92X   2.69X

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(1) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, net earnings (before non-recurring items) has been added to fixed charges and that sum has been divided by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs and for the years ended December 31, 1997 and 1998, cumulative preferred stock dividends are included starting as of the date of issuance of the Series A Cumulative Preferred Stock and Series B Cumulative Preferred Stock.